Exhibit 10.3
October 14, 2008
Ken Shebek
8005 Finch Road
Gibsonia, PA 15044
Dear Ken:
     Tollgrade Communications, Inc. (“Tollgrade”) considers the stability of its executive management team to be essential to Tollgrade’s best interests. In order to induce you to accept and to remain in Tollgrade’s employment, this severance agreement (the “Agreement”) describes the severance compensation which Tollgrade agrees will be provided to you in the event your employment with Tollgrade is terminated under the circumstances described below. This Agreement will remain in effect for a period of two (2) years from the date your employment with Tollgrade commences (the “Term”).
1. At-will Employment. Notwithstanding any provisions of this Agreement, any offer letter, confidentiality agreement, or other document that you sign in connection with your employment, your employment at Tollgrade is and continues to be “at-will” employment and may be terminated at any time with or without cause or notice.
2. Scope of Agreement. This Agreement is not intended to supersede the terms of any offer letter, confidentiality agreement, or other document which you sign in connection with your employment with Tollgrade, except insofar as such document deals with severance pay (e.g., in the event the terms of any offer letter conflict with the terms of this Agreement the terms of this Agreement shall control).
3. Severance Payment if Termination Occurs Without Cause. If your employment is terminated by Tollgrade without Cause (as defined in Section 5 hereof) at any time during the Term, then Tollgrade shall continue your Base Salary for a period of six (6) months and you shall be entitled to receive additional severance as defined under the terms of the Tollgrade Severance Policy. Any severance payable hereunder is subject to your execution and delivery (and non-revocation of) a release of claims in form and substance acceptable to Tollgrade and is payable in accordance with Tollgrade’s normal payroll practices. For purposes of this Agreement, the term “Base Salary” means the highest annual base salary you received while employed by Tollgrade, excluding bonuses, commissions and other similar amounts. Notwithstanding the foregoing, if you become employed during the period that severance is being paid, then from and after such time, Tollgrade shall only be obligated to continue your Base Salary to the extent that (and only in such amount as) it exceeds the gross salary that you are paid from such new employment.
4. Payment if Termination Occurs Other than by Tollgrade Without Cause. If your employment is terminated other than by Tollgrade without Cause, Tollgrade shall have no obligations to you under this Agreement.
5. Definition of “Cause.” For purposes of this Agreement, termination of your employment shall be for “Cause” if it is for any of the following:

     (a) After receipt of written notice and a reasonable opportunity to cure, refusal to carry out any of your material lawful duties in your position with Tollgrade or any directions or instructions of Tollgrade’s Board or senior management reasonably consistent with those duties;
     (b) A documented pattern, which documentation shall include reasonable written notice and cure periods, of your failure to perform to Tollgrade’s satisfaction any of your lawful duties in your position with Tollgrade or any directions or instructions of the Board or senior management reasonably consistent with those duties;
     (c) Violation of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;
     (d) Gross negligence, willful misconduct or breach of your duty to Tollgrade involving self-dealing or personal profit;
     (e) Abuse of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty;
     (f) After receipt of written notice thereof and a reasonable opportunity to cure, any incident materially compromising your reputation or ability to represent Tollgrade with investors, customers or the public;
     (g) After receipt of written notice thereof and a reasonable opportunity to cure, violation of the work rules, policies and procedures set forth in any current or future employee handbook of Tollgrade or otherwise implemented by Tollgrade; or
     (h) Any other material violation by you of any provision of this Agreement not described in (a) or (b) above, subject to the same notice and opportunity to correct provisions as are set forth in (b) above.
6. Bonus Payment. Tollgrade also agrees to pay you the following additional consideration, subject to all lawful deductions:
     (a) To the extent you remain in the employ of Tollgrade through the close of business on the date which is six (6) months following the first day of your employment, Tollgrade will pay you the sum of Twenty Five Thousand Dollars ($25,000.00) within five (5) days thereafter (referred to herein as the “First Retention Payment”).
     (b) To the extent you remain in the employ of the Company through the close of business on the date which is twelve (12) months following the first day of your employment, Tollgrade will pay you an additional sum of Twenty Five Thousand Dollars ($25,000.00) within five (5) days thereafter (referred to herein as the “Second Retention Payment” and collectively referred to with the First Retention Payment as the “Retention Payment”).
     (c) To the extent Tollgrade terminates your employment at any time prior to the date which is twelve (12) months following the first day of your employment for any reason other than for Cause, Tollgrade shall pay you the balance of the Retention Payment which remains upaid at that time, within five days following termination of employment, in addition to the severance payments otherwise provided for in this Agreement.

7. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, sent by courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid. All notices to Tollgrade shall be directed to the attention of the Chief Executive Officer of Tollgrade with a copy to the General Counsel of Tollgrade. All notices to you may be delivered to your last-known address as maintained by Tollgrade and you are responsible for maintaining the accuracy of that address.
8. Successors; Binding Agreement.
     (a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of Tollgrade which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of Tollgrade. Tollgrade shall require any such successor to expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Tollgrade would be required to perform if no such succession had taken place.
     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die after termination of employment where any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your estate.
9. No Waiver or Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and an authorized officer of Tollgrade that expressly references this letter agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent time.
10. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior contemporaneous agreements, whether written or oral.
11. Severability; Validity. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law: (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.
12. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles. You hereby irrevocably submit to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement, and that all claims in respect of any such action or proceeding may be heard and determined in either such court.

13. Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes. If any payment due you pursuant to this Agreement results in a tax being imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (“Section 4999”), then Tollgrade shall reduce the total payments payable to you to the maximum amount payable without incurring the Section 4999 tax.
14. Covenant Not to Compete. You covenant and agree that if you receive payment under this Agreement, then during the Restricted Period (as defined below), you shall not in the United States of America, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise alone or in association with any other person, corporation or other entity, engage or participate in, be connected with, lend credit or money to, furnish consultation or advice or permit your name to used in connection with, any Competing Business (as defined below). “Restricted Period” shall mean the period of time during which you receive a payment of severance hereunder following the termination of your employment with Tollgrade, plus any amount of time during such period during which you are in violation of this provision. “Competing Business” shall mean any person, corporation or other entity engaged in the business of selling or attempting to sell any product or service which competes with (i) products or services sold by Tollgrade within the two years prior to termination of your employment or (ii) new products of Tollgrade with respect to which, at the date of your termination, we had allocated engineering resources to develop such new products.
15. Section 409A Compliance. It is intended that any payments due to you hereunder will not be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). However, to the extent it is determined that payment under this Agreement would violate the six-month delay requirement of Section 409A, any payment that otherwise would have been made during the six-month period will be paid in a single sum on the first day of the seventh month following the date of such separation from service.
16. Precedence. This Agreement is not intended to establish and does not establish a practice or policy for the treatment of any other employees with respect to severance or any other matter.
17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
If you would like to enter into this Agreement, kindly sign and return to Tollgrade the enclosed copy of this letter, which will then constitute our agreement on this subject.

Very truly yours,

TOLLGRADE COMMUNICATIONS, INC.

By:	/s/ Joseph O’Brien
Name:	Joseph O’Brien
Title:	VP, Human Resources

AGREED:

/s/ Kenneth J. Shebek

Ken Shebek